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                               GENSYM CORPORATION
   EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

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      (in thousands except per share amounts)                      Three months ended               Nine months ended
                                                                     September 30,                    September 30,
                                                                  1997            1996             1997            1996
                                                               -----------     -----------      -----------     -----------
Weighted average common shares outstanding
      during the period                                             6,338           6,114            6,287           5,824

Shares issuable from assumed exercise of options,
      computed in accordance with the treasury
      stock method                                                      -             393                -             424
                                                               -----------     -----------      -----------     -----------

Weighted average common and common
      equivalent shares                                             6,338           6,507            6,287           6,248
                                                               ===========     ===========      ===========     ===========

Net income (loss)                                               $    (580)      $     196        $  (5,173)      $   1,232
                                                               ===========     ===========      ===========     ===========

Net income (loss) per share                                     $   (0.09)      $    0.03        $   (0.82)      $    0.20
                                                               ===========     ===========      ===========     ===========
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